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                                                                     EXHIBIT 8.1

                               December 11, 1998


Dakota Telecommunications Group, Inc.
Post Office Box 66
29705 453rd Avenue
Irene, South Dakota 57037-0066

     You have requested our opinion regarding the federal income tax consequences of the proposed affiliation of Dakota Telecommunications Group, Inc., a Delaware corporation (the "Company"), with McLeodUSA Incorporated, a Delaware corporation ("Acquiror"), through the proposed merger (the "Merger") of West Group Acquisition Co., a Delaware corporation ("Acquiror Sub"), a wholly owned subsidiary of Acquiror, with and into the Company under the terms of an Agreement and Plan of Merger dated as of October 27, 1998 (the "Merger Agreement") among the Company, Acquiror and Acquiror Sub. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

     Pursuant to the Merger Agreement, Acquiror has formed Acquiror Sub as a wholly owned subsidiary for the sole purpose of the Merger. Acquiror Sub will be merged with and into the Company under the General Corporation Law of the State of Delaware and in accordance with the Merger Agreement. In the Merger, all of the issued and outstanding shares common stock of the Company (the "Company Stock") will be converted into shares of Acquiror common stock (the "Acquiror Stock"), and the surviving corporation will become a wholly owned subsidiary of Acquiror.

     This opinion is based upon facts regarding the Merger as described in the Merger Agreement and the Registration Statement on Form S-4 filed with the Securities and Exchange Commission, and the following assumptions:

     1. The Merger will be consummated in strict accordance with the Merger Agreement and applicable state law and will qualify as a statutory merger under the General Corporation Law of the State of Delaware.

     2. The information contained Registration Statement and the Merger Agreement accurately and completely describe all material facts concerning the transaction that are relevant to our opinion.

     3. The parties' principal reasons for participating in the Merger are bona fide business reasons and not tax reasons.
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Dakota Telecommunications Group Inc.
December 11, 1998
Page 2

     4. As of the Effective Time, the fair market value of the Acquiror Stock received by each holder of Company Stock will be approximately equal to the fair market value of the Company Stock surrendered in the Merger.

     5. Following the Effective Time, the Company will not issue additional shares of its stock (or securities, options, warrants or instruments giving the holder thereof the right to acquire Company stock) or take any other action that would result in Acquiror losing control of the Company within the meaning of
Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").
At the Effective Time, the Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Company that, if exercised or converted, would affect Acquiror's acquisition or retention of control of the Company, as defined in Section 368(c) of the Code.

     6. Following the Effective Time, the Company will hold at least ninety percent of the fair market value of its net assets and at least seventy percent of the fair market value of its gross assets and at least ninety percent of the fair market value of Acquiror Sub's net assets and at least seventy percent of the fair market value of Acquiror Sub's gross assets held immediately prior to the Merger. For purposes of this representation, amounts used by the Company or Acquiror Sub to pay reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by the Company will be included as assets of the Company or Acquiror Sub, respectively, immediately prior to the Merger.

     7. Since January 1, 1998, the Company has not redeemed any Company Stock nor made any distributions to its stockholders. Other than acquisitions of Company Stock by Acquiror in the Merger, no person related to the Company (within the meaning of Treas. Reg. 1.368-1(e)(3)) has or will acquire Company Stock from any stockholder.

     8. Following the Merger, the Company will continue its historic business or use a significant portion of its historic business assets in a business.

     9. Acquiror has no present and as of the Effective Time will have no plan or intention to reacquire any of the Acquiror Stock issued in the Merger.

     10. The liabilities of the Company were and as of the Effective Time will have been incurred by the Company in the ordinary course of business.
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Dakota Telecommunications Group Inc.
December 11, 1998
Page 3

     11. The Company and its stockholders, Acquiror and Acquiror Sub will each pay their respective expenses, if any, incurred in connection with the Merger.

     12. Except for cash paid in lieu of fractional shares, Acquiror will acquire all of the Company Stock solely in exchange for voting stock of Acquiror, and the amount of Company Stock so acquired will constitute control of the Company within the meaning of Section 368(c) of the Code.

     13. Neither the Company, Acquiror nor Acquiror Sub is and as of the Effective Time none will be an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     14. At the Effective Time, the fair market value of the assets of the Company will equal or exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the Company's assets are subject.

     15. Neither Acquiror nor any affiliate of Acquiror owns, directly or indirectly, nor has Acquiror or any affiliate of Acquiror owned during the past five years, any shares of the capital stock of the Company.

     16. Acquiror has no present and as of the Effective Time will have no plan or intention to liquidate the Company; to merge the Company with or into another corporation; to sell or otherwise dispose of the Company Stock or to cause the Company to sell or otherwise dispose of any of its assets or of any of its assets acquired from Acquiror Sub, except for dispositions made in the ordinary course of business or transfers described in Treas. Reg. 1.368-2(k)(2).

     17. The Company is not and at the Effective Time will not be under the jurisdiction of a court in a Title 11 or a similar case within the meaning of
Section 368(a)(3)(A) of the Code.

     18. There is no and as of the Effective Time will not be any intercorporate indebtedness existing between Acquiror and the Company or between Acquiror Sub and the Company that was issued, acquired, or will be settled at a discount.
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Dakota Telecommunications Group Inc.
December 11, 1998
Page 4

     19. The payment of cash in lieu of fractional shares of Acquiror Stock is solely for the purpose of avoiding the expense and inconvenience to Acquiror of issuing fractional shares and does not represent separately bargained for consideration. The fractional share interests of each Company stockholder will be aggregated and no Company stockholder will receive cash in lieu of fractional shares in an amount equal to or greater than the value of one full share of Acquiror Stock.

     20. None of the compensation received by any stockholder-employees of the Company will be separate consideration for or allocable to, any of their shares of Company Stock, none of the shares of Acquiror Stock received by any stockholder-employees of Company will be separate consideration for, or allocable to, any employment agreement or covenant not to compete; and the compensation paid to any stockholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arms length for similar services.

     Based on the facts and assumptions set forth above, and subject to the limitations and conditions identified in this opinion, it is our opinion that the Merger of Acquiror Sub with and into the Company would give rise to the following federal income tax consequences under the Code:

     1. The Merger of Acquiror Sub with and into the Company will constitute a reorganization under Section 368(a) of the Code and the Company will be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

     2. The Company will not recognize any gain or loss for United States federal income tax purposes as a result of the Merger.

     3. No gain or loss will be recognized by the stockholders of the Company who receive shares of Acquiror Stock in exchange for all of their shares of Company Stock, except to the extent of any cash received in lieu of a fractional share of Acquiror Stock.

     4. The basis of Acquiror Stock to be received by the stockholders of the Company will, in each instance, be the same as the basis of the respective shares of Company Stock surrendered in exchange therefor.
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Dakota Telecommunications Group Inc.
December 11, 1998
Page 5

     5. The holding period of the Acquiror Stock received by the stockholders of the Company will, in each instance, include the holding period of the respective shares of Company Stock surrendered in exchange therefor; provided, that the Company Stock was, in each instance, held as a capital asset in the hands of the stockholder at the Effective Time.

     We express no opinion about the tax treatment of the Merger under other provisions of the Code and regulations, of any conditions existing at the time of, or the effects resulting from, the Merger that are not specifically covered above, under foreign, state, or local laws, or under estate or gift tax statutes. The particular circumstances of a stockholder of the Company may cause the stockholder's tax consequences to differ from those described in this opinion, including, but not limited to, stockholders of the Company who are corporations, trusts, dealers in securities, financial institutions, insurance companies, tax exempt organizations, persons who are not United States citizens or resident aliens or domestic corporations, who acquired Company Stock pursuant to employee stock options or otherwise as compensation, who do not hold their shares as capital assets, who are subject to the alternative minimum tax (to the extent that tax affects the tax consequences), who are subject to the "golden parachute" provisions of the Code (to the extent that tax affects the tax consequences), or who hold their shares as part of a "straddle" or "conversion transaction."

     This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues. Future changes in federal income tax laws and the interpretation of the federal income tax laws can have retroactive effect.

     This opinion has been requested and is provided solely for the purpose of inclusion as an exhibit to the Form S-4 Registration Statement filed by Parent with the Securities and Exchange Commission in connection with the proposed
Merger.   If the Merger occurs, it will occur at a date significantly later than the date of this opinion. Applicable law, regulations, judicial interpretations, regulatory positions, and known facts are all subject to
change.   This opinion is based only upon such law, regulations,
interpretations, positions, and facts as are now in existence and known to us as of the date of this opinion and assumes no change between the date of this
opinion and the date of the Merger.   For this reason, this opinion is not
intended, and may not be relied upon, to satisfy the condition precedent to the Merger stated in Section 7.03(f) of the Merger Agreement.
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Dakota Telecommunications Group Inc.
December 11, 1998
Page 6

     We consent to the use of the opinion letter as an exhibit to the Registration Statement and the use of our name in the Registration Statement.

                                            WARNER NORCROSS & JUDD LLP



                                            By: /s/ Stephen R. Kretschman
                                                -------------------------
                                                Stephen R. Kretschman, a Partner